Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-206168) of Tesoro Logistics LP authorizing the continuous issuance of common units representing limited partner interests having an aggregate gross sales price of up to $750 million
(2) Registration Statement (Form S-8 No. 333-173807) pertaining to the Tesoro Logistics LP 2011 Long-Term Incentive Plan;
(3) Registration Statement (Form S-8 No. 333-214395) pertaining to the Tesoro Logistics LP 2011 Long-Term Incentive Plan;
of our report dated November 29, 2016, with respect to the consolidated financial statements of Tesoro Logistics LP, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
San Antonio, Texas
November 29, 2016